Exhibit 99.4

April 6, 2007

Board of Directors
TALX Corporation
11432 Lackland Road
St. Louis, MO 63146

Gentlemen:

We hereby consent to the use in Amendment No. 1 to the Form S-4 Registration Statement (the "Registration Statement") of Equifax Inc. of our opinion letter, dated February 14, 2007, addressed to you that appears in its entirety as Appendix C, and to the description of such opinion letter and to the references to our name contained in the proxy statement/prospectus included in the Registration Statement under the headings "The Merger—TALX's Reasons for the Merger" and "The Merger—Opinions of TALX's Financial Advisors." In giving the forgoing consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are "experts" with respect to any part of such Registration Statement for purposes of, the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,
A.G. EDWARDS & SONS, INC.
By:	/s/ CHRISTOPHER B. REDMOND Christopher B. Redmond Managing Director-Investment Banking